Exhibit 4.27

THE WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATES. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT UNDER THE AFORESAID FEDERAL AND STATE SECURITIES LAWS.

LUCID, INC.

(WARRANT TO PURCHASE SHARES OF COMMON STOCK)

FOR VALUE RECEIVED, LUCID, INC., a New York corporation with an office at 2320 Brighton-Henrietta Town Line Road, Rochester, New York 14623 (the “Company”) grants the following rights to (the “Holder”):

1.             Issuance and Definitions.  This Warrant is issued in accordance with the terms hereinafter set forth and has been issued in connection with the issuance and delivery by the Company to the Holder of a promissory note of even date herewith (the “Note”). Capitalized Terms not otherwise defined herein shall have the meanings ascribed to them in the Note. The term “Qualified Equity Round” shall mean the Issuance by the Company of equity interests (or debt interests convertible into equity interests) to investors in one or a series of related transactions in which the Company receives gross proceeds of at least $6 million. There shall be excluded from the definition of Qualified Equity Round any of the following: the issuance of equity securities upon the exercise of currently outstanding options, warrants or convertible securities; or the issuance of equity securities pursuant to the exercise of equity incentives granted by the Company.

2.             Purchase of Common Stock.  Subject to the terms and conditions hereinafter set forth, the Holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company shares of fully paid and non-assessable shares of Common Stock of the Company (the “Common Stock”). The number of shares will be the quotient obtained by dividing 20% of the principal amount of the Note by the Investor Price, or if no Qualified Event Round has closed on or before March 31, 2009, then the exercise price shall be $3.15 per share.

3.             Reservation of Common Stock.  The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

4.             Exercise Price.  The Exercise Price of this Warrant, or the price at which a share of Common Stock purchasable upon exercise of this Warrant may be purchased, will be the price per share paid for a common stock equivalent in the Qualified Equity Round (“Investor Price”), provided, however, that, if no Qualified Equity Round has closed on or before March 31, 2009, then the exercise price shall be $3.15 per share.

5.             Exercise Period.  The Holder may exercise the purchase rights evidenced hereby commencing upon the earlier of January 1, 2010 or the date of closing of the next “Qualified Equity Round,” provided that this Warrant may only be exercised on or before December 31, 2013 (“Exercise Period”). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

6.             Exercise.

(a) The exercise of this Warrant may be accomplished by actual delivery of this Warrant and the Exercise Price in cash, certified check, or official bank draft in lawful money of the United States of America, or such other tender acceptable to the Company. The payment must be delivered, personally or by mail, to the Company at the address first set forth above or such other address as may hereafter be specified by the Company in a written notice to the Holder.

(b) Notwithstanding any provision herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the exercise price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant by surrender of this Warrant at the principal office of the Company together with a properly executed notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A-B)

A

Where	X = the number of shares of Common Stock to be Issued to the Holder
Y = the number of shares of Common Stock issuable under the Warrant
A = the fair market value of one share of Common Stock (at the date of calculation)
B = the Exercise Price of the Warrant (at the date of calculation)

(c) For the purpose of the calculation in subparagraph (b) above, the Fair Market Value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock as quoted In the Over-the-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, for the five (5) trading days prior to the date of determination. Notwithstanding the foregoing, if the Warrant Is exercised In connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.

7.             Certificates for Common Stock.  Upon the exercise of the purchase rights evidenced by this Warrant, a certificate for the shares of Common Stock so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of this Warrant and the Exercise Price.

8.             Anti-Dilution.  If this Warrant shall be exercised subsequent to any stock dividend, split-up, recapitalization, or reorganization of the Company occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding shares of

Common Stock or shares of Common Stock shall be changed into the same or a different number shares of the same or another class or classes, the Holder shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock-dividend, split-up, recapitalization, or reorganization.

9.             Pre-Exercise Rights.  Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Common Stock, including (without limitation) the right to receive dividends or other distributions thereon, or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

10.           Restricted Securities.  The Holder understands that this Warrant and the Common Stock purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act of 1933 or applicable state securities laws, or applicable exemption from registration. The Holder further acknowledges that the Common Stock and any other securities Issued upon exercise of this Warrant shall bear a legend substantially in the form of the legend appearing on the face hereof.

11.           Certification of Investment Purpose.  Unless a current registration statement under the Securities Act of 1933 shall be in effect with respect to the securities to be issued upon the exercise of this Warrant, the Holder hereof, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, such Holder will deliver to the Company a written certification that the securities acquired by the Holder upon exercise hereof are for the account of the Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale in connection with, any public distribution thereof.

IN WITNESS WHEREOF, the Company has signed this Warrant by its duly authorized officers this 11th day of November, 2008.

LUCID, INC.

By:	/s/ Jay M. Eastman
Name:	M. Eastman
Title:	Chief Executive Officer